EXHIBIT 21.1
                           Subsidiaries of the Issuer

ProCath Corporation d/b/a EP MedSystems
575 Route 73 North
Building D
West Berlin, New Jersey, 08091
State of Incorporation:    New Jersey
Business Name:             ProCath Corporation

EP MedSystems UK Ltd.
575 Route 73 North Building D
West Berlin, New Jersey 08091
State of Incorporation:    New Jersey
Business Name:             EP MedSystems, Europe Ltd.

EP MedSystems France S.A.R.L.
1140 Rue Ampere
Pole d'Activities Aix Les Milles
Aix en Provence Cedex 3, 13795 France

EP MedSystems Benelux
Hoogheuvelstraat 114, 5349 BA
Oss, The Netherlands